Exhibit 10.6

CAPITAL TRUST, INC.
AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN
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2007 Amendment
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WHEREAS, Capital Trust, Inc. (the “Company”) maintains the Capital Trust, Inc. Amended and Restated 2004 Long-Term Incentive Plan (the “2004 Plan”), and Section 17 of the 2004 Plan permits the Board of Directors (the “Board”) to amend the 2004 Plan, subject to applicable law, including shareholder approval under certain circumstances that the present amendment does not implicate;

WHEREAS, Section 8(g) of the 2004 Plan limits the period participants in the 2004 Plan may elect to defer restricted shares or restricted shares units; and

WHEREAS, the Board wishes to amend Section 8(g) to give the 2004 Plan’s administrative committee (the “Committee”) the discretion to determine when participants may elect to defer restricted shares or restricted shares units;

WHEREAS, the Board wishes to amend the 2004 Plan to add Section 10(e) to the 2004 Plan give participants the right to defer cash and share based performance unit awards.

NOW THEREFORE BE IT RESOLVED that Section 8(g) of the 2004 Plan is amended and restated to read as follows:

8(g)                 Deferral Elections.  Subject to Section 11(e) below, at any time within the calendar year in which a Participant who is a member of a “select group of management or highly compensated employees” (within the meaning of ERISA) receives an Award of either Restricted Shares or Restricted Share Units (or such shorter or longer period that the Committee selects in its sole discretion), the Committee may permit the Participant to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the Shares that would otherwise be transferred to the Participant upon the vesting of such Award (with or without any deferral of any associated unpaid dividends and interest thereon).  If the Participant makes this election, the Shares subject to the election, and any associated unpaid dividends and interest thereon elected to be deferred, shall be credited as Deferred Share Units (as defined below) to an Account (as defined below) established pursuant to Section 9 hereof on the date such cash or Shares would otherwise have been released or issued to the Participant pursuant to Section 8(d) above.  Notwithstanding the foregoing, the Shares with respect to which a Participant makes a Section 83(b) Election shall not be eligible for deferral pursuant to Section 9 below.

BE IT RESOLVED that Section 10 is amended to add Section 10(e) to read as follows:

 10(e)                 Deferral Elections. At any time prior to the date that is at least six months before the close of a Performance Period (or shorter or longer period that the Committee selects) with respect to either a cash or Shares based Performance Compensation Award, the Committee may permit a Participant who is a member of a “select group of management or highly compensated employees” (within the meaning of ERISA) to irrevocably elect, on a form provided by and acceptable to the Committee, to defer the receipt of all or a percentage of the cash or Shares that would otherwise be transferred to the Participant upon the vesting of such Award.  If the Participant makes this election, the cash or Shares subject to the election, and any associated interest and dividends elected to be deferred, shall be credited to an account established pursuant to Section 9 hereof on the date such cash or Shares would otherwise have been released or issued to the Participant pursuant to Section 10(a) or Section 10(b) above.

Nothing herein shall be held to alter, vary or otherwise affect the terms or conditions of the 2004 Plan, except as stated above.

WHEREFORE, on this 24th day of December 2007, the Company hereby executes this 2007 Amendment to the 2004 Plan.

CAPITAL TRUST, INC.

By /s/ Geoffrey G. Jervis

Its Chief Financial Officer